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                                                                     EXHIBIT 5.1

                                  July 10, 1996


Broderbund Software, Inc.
500 Redwood Boulevard
Novato, CA  94948-6121

         RE:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about July 10, 1996 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 270,318 shares of your Common Stock, par value $0.01 per share (the "Shares"), to be sold by certain stockholders listed in the Registration Statement (the "Selling Stockholders"). As your counsel, we have examined the proceedings taken and proposed to be taken in connection with the sale of the Shares by the Selling Stockholders in the manner set forth in the Registration Statement in the Section entitled "Plan of Distribution."

         It is our opinion that the Shares, when sold by the Selling Stockholders in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                                               Very truly yours,

                                               WILSON SONSINI GOODRICH & ROSATI
                                               Professional Corporation



                                               WILSON SONSINI GOODRICH & ROSATI